EXHIBIT 10.2

EMPLOYMENT AGREEMENT AMENDMENT

This Amendment to the Employment Agreement effective September 5, 2008 (as herein after defined) is entered into between Bath & Body Works Brand Management, Inc. (the “Company”) and Diane Neal (the “Executive”) and shall for all purposes constitute and be deemed an amendment to the Employment Agreement entered into as of October 18, 2006, by and between Limited Brands, Inc., Bath & Body Works Brand Management, Inc. and the Executive. The Employment Agreement, as modified by this Amendment, shall govern the terms and conditions of Executive’s employment relationship with the Company.

WHEREAS, nothing in this Amendment shall cancel or modify any previous grant of stock options or restrictive stock which was previously granted to the Executive or any rights to repurchase shares represented by such grants;

WHEREAS, the Executive and the Company desire to cause the Employment Agreement to be amended as provided herein; and

NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, the parties agree to amend the Executive’s Employment Agreement as follows:

1. Section 1 is amended in its entirety as follows:

Term. The initial term of employment under this Amendment shall be for a period commencing on September 5, 2008 (the “Commencement Date”) and ending on the sixth anniversary of the Commencement Date (the “Initial Term”); provided however, that thereafter the Employment Agreement as amended by the Amendment shall be automatically renewed from year to year, unless either the Company or the Executive shall have given written notice to the other at least ninety (90) days prior thereto that the term of the Employment Agreement as amended shall not be so renewed.

2. Section 2 (a) is amended in its entirety as follows:

(a) Position. The Executive shall be employed as the Chief Executive Officer of Bath & Body Works, Inc. or such other position of reasonably comparable or greater status and responsibilities, as may be determined by the Board of Directors. The Executive shall perform the duties, undertake the responsibilities, and exercise the authority customarily performed, undertaken, and exercised by persons employed in a similar executive capacity.

3. Section (3) is amended in its entirety as follows:

Base Salary. The Company agrees to pay or cause to be paid to the Executive during the term of this Agreement an annual base salary at the rate of Nine Hundred Twenty-seven Thousand Dollars ($927,000.00), less applicable withholding. This base salary will be subject to annual review and may be increased from time to time by the Board considering factors such as the Executive’s responsibilities, compensation of similar executives within the company and in other companies, performance of the Executive, and other pertinent factors (hereinafter referred to as the “Base Salary”). Such Base Salary shall be payable in accordance with the Company’s customary practices applicable to its executives.

4. Section (4) is amended in its entirety as follows:

Equity Compensation. Pursuant both to the Company’s Stock Option and Performance Incentive Plan and to such terms and conditions as set forth in any stock grant, the Executive shall also be eligible for such other additional equity-based awards as may be commensurate with her position and performance as determined by the Compensation Committee.

5. Section 6 (a) is amended in its entirety as follows:

Bonus.

The Executive shall be entitled to participate in the Company’s incentive compensation plan at a target level of one hundred and ten percent (110%) of the Executive’s base salary, on such terms and conditions as determined from time to time by the Compensation Committee.

6. Section 9 (d) is amended in part as follows:

(d) Executive agrees that if she decides to resign her employment with the Company to provide the Company with three (3) months prior written notice.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

LIMITED BRANDS, INC.

By:	/s/ LESLIE H. WEXNER
Name:	Leslie H. Wexner
Title:	Chairman of the Board

/s/ DIANE NEAL
Diane Neal

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